Exhibit 99.3

Poster Session at ASCO, Chicago, IL (May 31- June 4, 2013)
Abstract #112607: Pharmacokinetics (PK) of ibrutinib in patients with chronic lymphocytic leukemia (CLL)
Date/Time: June 02, 2013, 8:00AM - 11:45AM
 Location: S Hall A2

Juthamas Sukbuntherng, Purvi Jejurkar, Stephen Chan, Anh L Tran, Davina Moussa, Danelle Frances James, David Loury; Pharmacyclics, Sunnyvale, CA

Background:  Ibrutinib is a first-in-class selective small molecular inhibitor of Bruton’s tyrosine kinase (BTK) under development for the treatment of B-cell malignancies.  Because of covalent binding to cys-481 of BTK, ibrutinib has a sustained pharmacodynamic (PD) effect. The aim of this study was to determine the PK of ibrutinib in patients (pts) with CLL.

Methods:  A Phase 1b/2 study (PCYC-1102-CA) of an oral dosing of single agent ibrutinib was conducted in pts with treatment-naïve (TN) or relapsed/refractory (R/R) CLL.  Pts were enrolled into one of the following groups:  R/R pts at 420 mg/day (n=27), TN pts at 420 mg/day (n=26), R/R pts at 840 mg/day (n=34), R/R high-risk pts at 420 mg/day (n=24), TN pts at 840 mg/day (n=5), and R/R pts at 420 mg/day for food-effect evaluation (n=16).  One cycle was 28 days.  Blood samples for PK assessment were obtained during the first cycle.  PK parameters were calculated using non-compartmental analyses.

Results:  A total of 132 pts (98 males and 34 females) with CLL were treated across the 6 groups.  Median ages for Groups 1 through 6 were 64, 71, 64, 68, 71, and 62 years, respectively.  Ibrutinib exhibited rapid absorption (median Tmax of 2 h) and a mean elimination plasma half-life of approximately 6-9 hours.  The AUCtau increased approximately proportional to doses from 420 to 840 mg/day.  No accumulation of ibrutinib was apparent on Day 8.  Ibrutinib exposure in males and females was similar.  At 420 mg/day, pts ³ 65 years old had AUC values that were ~30% higher than those of pts < 65 years.  In R/R pts, there were no substantive differences in systemic exposure to ibrutinib between the del 17p positive and del 17p negative pts.  An increase in ibrutinib exposure (<2-fold) was observed when administration with high-fat breakfast was compared to administration following an overnight fast. In all cases, %CV of AUC ranged from 50 to 100%.

Conclusions:  Ibrutinib demonstrated rapid absorption and elimination and was well tolerated at doses of 420 and 840 mg/day.  Lack of significant exposure differences with respect to age, gender, or 17p del status indicates that dose adjustment in these populations is not required.  Because of a sustained PD effect ibrutinib can be dosed once daily despite a relatively rapid clearance.